Exhibit 99.1

Rodobo International, Inc. Reports First Quarter 2011 Results

First Quarter revenues increased 153.9% year-over-year to a record $25.6 million

First Quarter net income increased 80.2% year-over-year to $4.1 million

HARBIN, China, February 14, 2011 /PRNewswire-Asia-FirstCall/ -- Rodobo International, Inc. (the "Company" or "Rodobo") (OTC Bulletin Board: RDBO.OB), a fast growing dairy company in China, reported financial results for the first quarter ended December 31, 2010.

First Quarter 2011 Highlights:

●	Revenue was $25.6 million, up 153.9% from $10.1 million in 1Q10, close to the upper range of the Company’s 1Q11 guidance $24 - $26 million
●	Gross profit was $9.8 million, up 84.8% from $5.3 million in 1Q10
●	Net income was $4.1 million, up 80.2% from $2.3 million in 1Q10, outperforming 1Q11 guidance range of $3.2 - $3.5 million
●	Earnings per diluted share was $0.15, up from $0.14 in 1Q10

Second Quarter 2011 Guidance:

Management feels confident to give its guidance for the second quarter of 2011 for revenue to be in the range of $23 - $26 million and net income to be in the range of $3.3 - $3.6 million.

“We started off 2011 with another quarter of record revenue and strong profitability. It is our fifth consecutive top line growth quarter,” stated Mr. Yanbin Wang, Chairman and Chief Executive Officer. “We saw continuous strong market demand for Rodobo’s high quality and nutritious milk powder products in the first quarter, especially for whole milk powder products. During the quarter, we further developed our existing market by adding more sales outlets and strived to increase sales per outlet. We will continue to consolidate our acquisition, realign our product lines and improve our capacity utilization in the rest of this year.”

First Quarter 2011 Financial Results

Net sales for the first quarter of 2011 were $25.6 million, an increase of approximately $15.5 million or 153.9%, compared to net sales for first quarter of 2010. This increase was primarily due to the acquisition of Hulunbeier Hailaer Beixue Dairy Factory (“Hulunbeier Hailaer Beixue”) on February 5, 2010. We also increased the selling price of whole milk powder products produced by Hulunbeier Hailaer Beixue after the acquisition. During the first quarter of 2011, we continued our efforts to develop distribution networks and expand the market areas in the 9 provinces in which we currently sell products.

During the first quarter of 2011, sales generated from infant formula accounted for 43.7% of total sales, sales generated from middle-aged and elderly formula accounted for 14.1% of our total sales, and sales generated from whole milk powder formula accounted for 42.2% of total sales.

Our gross profit for the first quarter of 2011 was $9.8 million, an increase of approximately $4.5 million or 84.8%, compared to the gross profit for the first quarter of 2010. The overall gross profit margin for the first quarter of 2011 decreased to 38.2% from 52.6% for the first quarter of 2010.

Our overall gross profit margin was diluted due to the acquisition of lower-margin businesses. Hulunbeier Hailaer Beixue has a gross margin of 8.4% for the first quarter of 2011. Excluding the margin dilution impact of the acquisition, gross profit margin actually improved to 59.1% for the first quarter of 2011 from 52.6% for the first quarter of 2010, which was primarily driven by the gross margin improvement for middle-aged and elderly formula from 46.9% in the first quarter of 2010 to 51.7% in the first quarter 2011. Sales from middle-aged and elderly formula accounted for approximately 24.0% of total sales (excluding sales from Hulunbeier Hailaer Beixue) in the first quarter of 2011 compared to 4.6% a year ago.

Operating expenses for the first quarter of 2011 were $6.1 million, an increase of approximately $2.8 million, or 85.2%, compared to the first quarter of 2010. Operating expenses as a percentage of net sales decreased to 24.0% in the first quarter of 2011 from 32.8% in the first quarter of 2010. The decrease of operating expenses as a percentage of net sales was primarily due to a decrease in operating expenses, mostly due to fewer distribution expenses by Hulunbeier Hailaer Beixue as its whole milk powder products are sold directly to end users’ processing plants.

Distribution expenses for the first quarter of 2011 were $5.3 million, an increase of approximately $2.7 million or 104.8%, compared to $2.6 million for the first quarter of 2010, mainly due to an increase of $1.4 million in distribution expense reimbursements as a result of sales increases and market expansion and an increase of $0.6 million in advertising expenses. The increase was also attributed to $0.4 million amortization of customer list that we acquired in connection with the acquisitions made on February 5, 2010.

Net income for the first quarter of 2011 was $4.1 million, an increase of $1.8 million or 80.2%, compared to $2.3 million for the first quarter of 2010. This increase in net income includes a $0.5 million of change in fair value of warrants in the first quarter 2011. Earnings per diluted share were $0.15 for the first quarter of 2011, compared with $0.14 per diluted share for the first quarter of 2010.

Financial Condition

As of December 31, 2010, Rodobo had $5.6 million in cash and cash equivalents, $6.4 million in current liabilities and no long-term debt. Shareholders’ equity was $66.2 million as of December 31, 2010, up from $61.0 million as of September 30, 2010. Net cash from operating activities during the first quarter of 2011 was $5.7 million, compared with $2.5 million in the first quarter 2010.

Conference Call Information

Management will conduct a conference call at 9:00 A.M. Eastern Time, on Tuesday, February 15, 2011. To participate in the live conference call, please dial the following number five or ten minutes prior to the scheduled conference call time: (866) 393-8606. International callers should dial +1-(706) 643-9902. When prompted by the operator, mention Conference ID number 43742488. If you are unable to participate in the call at this time, a replay will be available on Tuesday, February 15, 2011 at 12:00 p.m. Eastern Time, through March 1, 2011. To access the replay dial (800) 642-1687 or (706) 645-9291, and enter the passcode 43742488. Additionally, a live webcast will be available at http://us.meeting-stream.com/rodobointernationalinc_021511.

About Rodobo International, Inc.

Rodobo International, Inc. is a producer and distributor of powdered milk formula products in the People’s Republic of China (“PRC” or “China”). Our target consumers include infants, children, the middle-aged and the elderly in China. Our products for infants and children are currently sold under the brand names of “Rodobo” and “Peer”, and its products for middle-aged and elderly consumers are currently sold under the brand name of “Healif”.

Safe Harbor Statement

This press release and the statements of representatives of Rodobo International, Inc., and its consolidated subsidiaries (collectively, the "Company") related thereto contain, or may contain, among other things, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the impact of the recent acquisitions on the business and operations of the Company; the ability of the Company to achieve its commercial objectives including increased growth, revenues, earnings, and production capacity; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are subject to significant known and unknown risks and uncertainties and are often identified by the use of forward-looking terminology such as "projects," "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. The Company undertakes no duty to update these forward-looking statements except as required by law.

For additional information, please contact:

Xiuzhen Qiao
Rodobo International Inc.
Tel:    +86-10-6216-6032
Email: qiaozhen1973@163.com

Stephen Tong
Rodobo International, Inc.
Tel:   +86-10-6216-6396
Email: tongzijian@gmail.com

RODOBO INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2010	2010
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,587,274	$5,163,789
Accounts receivable, net	8,249,555	8,085,248
Inventories	1,749,613	1,523,422
Prepaid expenses	40,564	114,215
Advances to suppliers	844,482	969,369

Total current assets	16,471,488	15,856,043

Property, plant and equipment:
Fixed assets, net of accumulated depreciation	20,946,663	19,575,890
Construction in progress	26,345,824	22,701,594

	47,292,487	42,277,484

Biological assets, net	3,760,848	3,295,508

Other assets:
Deposits on land	75,731	74,726
Intangible assets, net	10,069,902	10,440,131

Total other assets	10,145,633	10,514,857

Total Assets	$77,670,456	$71,943,892

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term loans	$1,401,025	$1,218,025
Accounts payable	2,125,878	1,457,624
Other payable	1,023,596	723,015
Accrued expenses	409,905	588,011
Advance from customers	302,924	-
Due to related parties	1,185,062	1,491,616

Total current liabilities	6,448,390	5,478,291

Warrant liability	896,198	1,414,316

Series A preferred stock, $0.0001 par value, 30,000,000 shares authorized, 2,000,000
shares issued and outstanding as of December 31, 2010 and September 30, 2010	4,100,000	4,100,000

Stockholders' equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 28,003,726 shares
issued and outstanding as of December 31, 2010 and September 30, 2010	2,800	2,800
Additional paid in capital	30,648,391	30,344,724
Additional paid in capital - warrants	971,788	971,788
Subscription receivable	(50,000)	(50,000)
Retained earnings	31,666,119	27,588,952
Accumulated other comprehensive income	2,986,770	2,093,022

Total stockholders' equity	66,225,869	60,951,286

Total Liabilities and Stockholders' Equity	$77,670,456	$71,943,892

RODOBO INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	For The Three Months Ended December 31,
	2010	2009

Net sales	$25,586,460	$10,075,445
Cost of goods sold	15,800,227	4,780,299

Gross profit	9,786,234	5,295,146

Operating expenses:
Distribution expenses	5,297,611	2,586,173
General and administrative expenses	832,318	722,880

Total operating expenses	6,129,929	3,309,053

Operating income	3,656,305	1,986,094

Subsidy income	-	273,897
Interest expenses	(162,423)	-
Change in fair value of warrants	518,118	-
Other income	65,168	2,390

Income before income taxes	4,077,167	2,262,381

Provision for income taxes	-	-

Net income	$4,077,167	$2,262,381

Other comprehensive income:
Foreign currency translation adjustment	893,748	(2,184)

Comprehensive income	$4,970,915	$2,260,197

Earnings per share
Basic	$0.15	$0.15
Diluted	$0.15	$0.14

Weighted average shares outstanding
Basic	27,330,393	15,212,690
Diluted	27,626,274	16,078,829

RODOBO INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Three Months Ended December 31,
	2010	2009
Cash flows from operating activities
Net income	$4,077,167	$2,262,381
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	862,721	215,479
Stock-based compensation	303,667	379,943
Change in fair value of warrants	(518,118)	-
Changes in assets and liabilities:
(Increase) decrease in -
Accounts receivable, net	(31,263)	(1,524,884)
Inventories	(202,389)	1,013,905
Prepaid expenses	24,369	(207,492)
Advances to suppliers	136,825	-
Increase (decrease) in -
Accounts payable and other payable	918,889	512,108
Accrued expenses	(131,566)	(105,198)
Advance from customers	300,493	-

Net cash provided by operating activities	5,740,795	2,546,240

Cash flows from investing activities
Purchase of fixed assets	(1,418,467)	(308,046)
Cash used for construction in progress	(3,311,927)	(591,814)
Purchase of mature biological assets	(515,591)	-
Investment advances	-	(410,113)

Net cash used in investing activities	(5,245,986)	(1,309,973)

Cash flows from financing activities
Proceeds from short-term loans	826,355	-
Repayment of short-term loans	(661,084)	-
Repayment of related party loans	(308,185)	-

Net cash used in financing activities	(142,914)	-

Effect of exchange rate changes on cash and cash equivalents	71,590	(109)

Net increase in cash and cash equivalents	423,485	1,236,159

Cash and cash equivalents, beginning of period	5,163,789	1,640,259

Cash and cash equivalents, end of period	$5,587,274	$2,876,418

Supplemental disclosures of cash flow information:

Interest paid	$75,891	$-
Income taxes paid	$-	$-